Exhibit 99.15

WWW.Pazoo.com Experiences Approximately A 100% Increase For Average Duration And Number Of Pages Viewed Per Visitor And Adds Another Advertising Provider

Cedar Knolls, NJ, October 29, 2013 Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) reports that since August www.pazoo.com has experienced about a 100% increase in both the time spent on the website as well as the number of pages viewed for each daily visitor, leading to an increase in revenues that cover the cost of marketing and advertising to attract visitors to Pazoo.com. Another advertising agency was also added in the past week.

In the past week the average amount of time spent on the site by each daily visitor is approximately 6 minutes and between 4.5 to 5 page views. This is up from about 2.5 minutes and 2.5 page views in August. Of significance is in the past week there were two days where the average daily duration spent on the site was 8.5 minutes. Pazoo earns more from advertisers without spending more marketing dollars when visitors spend more time and view more pages on the website, thereby leading to an increase in revenue and potential profitability.

These increases are a direct result of the coding and technology enhancements made to the website over the past few months, as well as the improved content. There are just a few minor adjustments still to be made before the planned large scale marketing and advertising campaign begins. This campaign is expected to start on or before mid-November.

CEO of Pazoo, Inc., David Cunic stated, "We are taking a little longer than originally expected to start our aggressive marketing campaign. However, when we do begin there will be no looking back. We have all seen the troubles a website can have if not properly prepared to handle massive increases in content and visitors. This will not be an issue for Pazoo and will allow us to grow the website and corresponding revenues at exponential rates.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: October 29, 2013